UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2023

ASPIRA WOMEN’S HEALTH INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34810	33-0595156
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12117 Bee Caves Road, Building III
Suite 100, Austin, Texas	78738
(Address of principal executive offices)	(Zip Code)

(512) 519-0400 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	AWH	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On July 20, 2023, Aspira Women’s Health Inc., or Aspira, entered into a securities purchase agreement, or the Purchase Agreement, with several investors, or the Purchasers, relating to the issuance and sale of an aggregate of 1,694,820 shares of its common stock, par value $0.001 per share, or the Offering. The Purchase Agreement also allowed for the sale of pre-funded warrants to purchase shares of common stock; however, no pre-funded warrants were sold.

Pursuant to the Purchase Agreement, Aspira will issue 1,650,473 shares of common stock to certain Purchasers at an offering price of $2.75 per share, and 44,347 shares of common stock to Aspira’s directors and executive officers at an offering price of $3.98 per share, which was the consolidated closing bid price of our common stock on The Nasdaq Capital Market on July 19, 2023. The aggregate gross proceeds to Aspira from the Offering are expected to be approximately $4.7 million, before deducting placement agent fees and other estimated Offering expenses payable by Aspira. The Offering is expected to close on July 24, 2023, subject to customary closing conditions.

The Purchase Agreement contains customary representations, warranties and agreements by Aspira, ongoing covenants of Aspira, including a prohibition on Aspira’s sale and issuance of additional securities for a period of 90 days from the closing of the Offering, customary conditions to closing, and indemnification obligations of Aspira and the Purchasers. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of the Purchase Agreement and as of a specific date, were solely for the benefit of the parties to the Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties.

Aspira engaged A.G.P./Alliance Global Partners to act as sole placement agent in the Offering. Aspira will pay the placement agent a cash fee equal to 7.0% of the aggregate gross proceeds generated from the Offering, except that, with respect to proceeds from the sale of 182,447 shares of common stock to certain Purchasers, including directors and executive officers of Aspira, the placement agent’s cash fee will be 3.5%. Aspira also agreed to reimburse the placement agent for its accountable offering-related legal expenses in an amount up to $75,000 and to pay the placement agent a non-accountable expense allowance of $30,000.

Additionally, in connection with the Offering, each of our executive officers and directors entered into lock-up agreements, pursuant to which they agreed not to sell or transfer any of Aspira’s securities they hold, subject to certain exceptions, during the 90-day period following the date of the Purchase Agreement.

The Offering was made pursuant to Aspira’s registration statement on Form S-3 (No. 333-252267), as previously filed with the U.S. Securities and Exchange Commission on January 20, 2021, and declared effective on January 28, 2021, and a related base prospectus and prospectus supplement.

The Purchase Agreement is filed as Exhibit 10.1 hereto. The foregoing descriptions of the terms of the Purchase Agreement are qualified in their entirety by reference to such exhibit. A copy of the opinion of Cooley LLP relating to the legality of the issuance and sale of the shares of common stock in the Offering is attached as Exhibit 5.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

5.1	Opinion of Cooley LLP

10.1	Securities Purchase Agreement, dated July 20, 2023, by and between Aspira Women’s Health Inc. and the Purchasers

23.1	Consent of Cooley LLP (contained in Exhibit 5.1)

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aspira Women’s Health Inc.

Date: July 24, 2023	By:	/s/ Nicole Sandford
Nicole Sandford
President, Chief Executive Officer and Director